WK-208038

Certificate Of Incorporation

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

ROWAN 240C#3, INC.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 7th day of April Two Thousand Eight

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of April Two Thousand Eight

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.